RESTATED ARTICLES OF INCORPORATION

                                       OF

                                BETZDEARBORN INC.



         1st. The name of the Corporation shall be BETZDEARBORN INC.

         2nd. The location and post office address of its registered office in this Commonwealth is 4636 Somerton Road, Trevose, Pennsylvania.

         3rd. The purposes for which the Corporation is incorporated are: to buy, sell, manufacture, compound, process, develop, handle and otherwise conduct research, deal and trade in chemicals, chemical compounds and chemical products, and equipment, materials and articles of all kinds and descriptions, including, without limiting the generality of the foregoing, chemicals, chemical compounds and chemical products, and equipment, materials and articles for use in the treatment, improvement or control of water, waste, biological and microbiological organisms or of other liquids, gases and solids; and the Corporation shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law of Pennsylvania.

         The Corporation is organized under the Business Corporation Law of Pennsylvania.

         4th. The term for which the Corporation is to exist is perpetual.

         5th. The aggregate number of shares which the Corporation has authority to issue is 251,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 250,000,000 Common Shares of the par value of $.10 per share.

         A description of the shares in each class and a statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights granted to or imposed upon the shares of each class, except such thereof as the Board of Directors is authorized to fix, as hereinafter provided, are as follows:

                               I. Preferred Shares

         1. The Preferred Shares may be divided into and issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation shall have authority, by resolution, to

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establish from time to time new series of Preferred Shares by the allocation thereto of Preferred Shares which are at the time undesignated as to series. In establishing any such new series, the Board of Directors shall, by resolution, fix and determine:

     (a) A distinguishing designation for such series;

     (b) The rate of dividends to be payable on the shares of such series, and the date from which such dividends shall be cumulative upon shares issued prior to the record date for the initial dividend thereon;

     (c) Any redemption provisions with respect to the shares of such series, including the terms and conditions upon which such shares may be redeemed, and the price at which such shares may be redeemed (the directors shall specify whether or not, and the extent to which, the redemption price may be payable in property, which may include shares or other securities owned by the Corporation, and, if payable in property, the method of valuation to be used);

     (d) The amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation;

     (e) The terms and conditions of conversion, including specific rates of conversion, if the Board of Directors determines that the shares of such series shall be convertible into Common Shares or into any other class of shares; and

     (f) Sinking fund provisions, if any, in connection with a redemption or repurchase of the shares of such series.

         In the resolution establishing a new series of Preferred Shares, the Board of Directors may provide for such additional rights, and with respect to rights of redemption and convertibility, such relative preferences between shares of different series, as are consistent with the rights of any outstanding shares of a previously established series, and with all other provisions of this
Article 5th. Except as to the various rights and preferences fixed by the Board of Directors in the resolution establishing a new series, all Preferred Shares shall be identical. In case the stated dividends or the amounts payable on liquidation, or both, are not paid in full, all Preferred Shares of all series shall participate ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full, and, in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable thereon to holders of Preferred Shares were discharged in full.

         2. Dividends. The holders of the Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of any funds of the Corporation

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

lawfully available for dividends under the laws of the Commonwealth of Pennsylvania, cash dividends at such rate per share per annum for each particular series as shall have been fixed by the Board of Directors, in the resolution establishing such series, and no more, payable quarterly on such dates as may have been fixed in the resolution establishing such series, or, if no payment dates have been so specified by the Board of Directors, then on such dates as may be determined by the Board of Directors from time to time.

         Such dividends on the Preferred Shares shall be cumulative from the dates as follows:

     (a) In the case of shares issued prior to the record date for the initial dividend on shares of the series of which such shares shall constitute a part, then from the date fixed as aforesaid for such purpose by the Board of Directors;

     (b) If issued during the period commencing immediately after the record date for a dividend on shares of such series and terminating at the close of the payment date, then from such dividend payment date; and

     (c) otherwise, from the dividend payment date next preceding the date of issue of such shares.

         Further restrictions with respect to dividends and distributions on, and acquisitions for value of, Preferred Shares and Common Shares are set forth in Section 6 of this Part I.

         3. Redemption of Preferred Shares. Except as otherwise provided in
Section 6 of this Part I and except to the extent that the resolution of the Board of Directors establishing a particular series shall provide that shares of such series shall not be redeemable, and subject to the terms and conditions of each outstanding series of Preferred Shares fixed as aforesaid, the Corporation may, at the election of the Board of Directors, redeem all or any of the outstanding Preferred Shares, or all or any shares of any series thereof, at any time or from time to time, upon payment in respect of the shares so redeemed of the redemption price fixed as aforesaid by the Board of Directors in respect of the series of which such shares shall constitute a part, together in each case with an amount equal to all accumulated and unpaid dividends thereon to the date of redemption, whether or not such dividends shall have been earned or declared (such price, including such amount equal to such accumulated and unpaid dividends, and whether payable in cash or property or partly in cash and partly in property, as herein provided, being hereinafter called the "redemption price").

         Any redemption shall be in such amount, at such place and in such manner as the Board of Directors shall determine. In the case of a redemption of less than all the outstanding Preferred Shares of any series, the particular shares to be redeemed shall be selected by lot in such manner as the Board of Directors shall determine. Notice of every

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redemption shall be mailed at least 30 days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.

         From and after the date fixed in any such notice as the date of redemption, unless default shall be made by the Corporation in providing the redemption price at the time and place specified for the payment thereof pursuant to said notice, all dividends on the Preferred Shares thereby called for redemption shall cease to accrue, and all rights as shareholders in the Corporation of the holders thereof, except the right to receive the redemption price upon surrender of their share certificates, shall cease and terminate, and such shares shall not be deemed outstanding for any purpose.

         The Corporation may, however, give or irrevocably authorize the Depositary hereinafter mentioned forthwith to give written notice (in the same manner as the notice of redemption is required to be given as aforesaid) to the holders of all the Preferred Shares selected for redemption that the redemption price has been or will on a date specified be deposited with a designated bank, bank and trust company, or private bank, which shall have an office in Philadelphia, Pennsylvania, and shall have a capital and surplus of not less than $25,000,000 (hereinafter called the "Depositary"), in trust for the account of the holders of such Preferred Shares, and that such holders may receive the redemption price of such Preferred Shares from such Depositary on or after the date of such deposit upon the surrender of their share certificates without awaiting the date fixed for redemption. In such event, if the redemption price shall have been so deposited by the Corporation with such Depositary, all rights as shareholders in the Corporation of the holders of the shares so called, except the right to receive the redemption price from such Depositary, upon such surrender, shall cease and terminate upon the date of such deposit or the date of the giving of such notice or authority, whichever be later, and such Preferred Shares shall thereafter not be deemed to be outstanding for any purpose; provided, that if any shares so called for redemption shall at that time be convertible, the conversion privilege may be exercised in accordance with its terms, but not later than the close of business on the day prior to the date fixed for redemption. Any portion of the redemption price so deposited which represents the redemption price of convertible shares which are actually converted shall promptly be repaid by the Depositary to the Corporation. Any remaining portion of the redemption price so deposited which shall remain unclaimed by the holders of such Preferred Shares at the end of two years after the date so fixed for redemption shall be paid by such Depositary to the Corporation, after which the holders of such Preferred Shares shall look only to the Corporation for payment of the redemption price thereof.

         The provisions of this Section 3 with respect to the rights of holders of Preferred Shares to receive payment of the redemption price are subject in all respects to the provisions of Section 2 of Part III hereof.

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         Preferred Shares of any series redeemed, purchased or retired shall be canceled and thereupon restored to the status of authorized but unissued Preferred Shares undesignated as to series.

         4. Liquidation or Dissolution. On any voluntary or involuntary liquidation or dissolution of the Corporation, before any payment or distribution shall be made to the holders of any Common Shares, the holders of the Preferred Shares shall be entitled to be paid the amounts respectively fixed therefor as aforesaid by the Board of Directors in respect of each outstanding series of Preferred Shares, together in each case with an amount equal to all accumulated and unpaid dividends thereon to the date of such payment, whether or not such dividends shall have been earned or declared.

         After such payment shall have been made in full to the holders of Preferred Shares, they shall be entitled to no further payment or distribution, and the holders of Common Shares shall be entitled to share ratably in all remaining assets of the Corporation.

         A consolidation with or merger with or into any other corporation or corporations shall not be deemed a liquidation or dissolution of the Corporation within the meaning of this Section 4.

         5. Voting Rights. At each meeting of shareholders of the Corporation, each holder of Preferred Shares shall be entitled to one vote for each such share on each matter to come before the meeting, except as otherwise provided herein or by law.

         If, however, dividends upon any of the Preferred Shares shall be in arrears in an amount equal to six or more quarterly dividends thereon, the holders of the Preferred Shares, voting separately as a class, shall be entitled to elect the number of directors determined as set forth below in this Section
5. The rights granted herein to the holders of Preferred Shares to elect directors in the event of dividend arrearages are referred to herein as "Special Voting Rights" and shall continue until all accumulated and unpaid dividends on the Preferred Shares shall have been paid, whereupon the Special Voting Rights shall cease and the voting rights otherwise provided shall resume, subject to the Special Voting Rights being again revived from time to time upon the reoccurrence of the conditions above described as giving rise thereto. The directors to be elected by the exercise of Special Voting Rights of holders of Preferred Shares are referred to herein as "Preferred Share Directors". The other directors of the Corporation shall be elected by the holders of the Common Shares, voting separately as a class, and are referred to herein as "Common Share Directors".

         At any time after the accrual of Special Voting Rights, a special meeting of shareholders of the Corporation, for the purpose of the initial exercise of such Special Voting Rights, shall be held, upon 30 days' notice, upon call by the Secretary of the Corporation at the written request of any holder of Preferred Shares at the time

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

outstanding, or, if the Secretary shall fail or neglect to call such meeting within 30 days after receipt of such request, then upon call by any such holder, provided, however, that no such special meeting shall be called if the annual meeting of shareholders is to be held within 90 days after the receipt of the foregoing written request from any holder of the Preferred Shares. Upon the mailing of the notice of any meeting of the shareholders of the Corporation at which the Special Voting Rights are to be exercised, the number of directors of the Corporation shall ipso facto be increased to the sum of (i) the number of directors provided for in the Bylaws, plus (ii) that additional number of directors necessary to provide sufficient vacancies to enable the holders of Preferred Shares to elect the Preferred Share Directors. At such meeting of shareholders the number of Common Share Directors shall be that number of directors provided for in the Bylaws (the number of directors which the Corporation would have were it not for the Special Voting Rights). The number of Preferred Share Directors shall be the greater of (i) two or (ii) the number determined by multiplying the number of Common Share Directors by the number of Preferred Shares outstanding on the applicable record date, and dividing the product so obtained by the total number of Common and Preferred Shares outstanding on such record date, provided that if the number of Preferred Share Directors includes a fraction,

   (a)   such fraction shall be disregarded if less than one-half, or

   (b) the number of Preferred Share Directors shall be increased to the next whole number if such fraction is one-half or more.

The number of directors of the Corporation indicated by the Bylaws may be increased or decreased in such manner as may be permitted by the Bylaws, and without the separate vote of the holders of Preferred Shares, provided that no such action shall impair the right of the holders of Preferred Shares to elect and be represented by the number of directors they are entitled to elect under the Special Voting Rights so long as such Rights are in effect.

         So long as Special Voting Rights are in effect, any vacancy in the Board of Directors caused by the death or resignation of any Preferred Share Director shall, until the next meeting of shareholders for the election of directors, in each case be filled by vote of the remaining Preferred Share Director or Directors, provided that if there shall be no such remaining Director, such vacancy shall be filled for such period by vote of the Common Share Directors. Upon termination of the Special Voting Rights, the term of all Preferred Share Directors then in office shall expire, at which time the number of directors of the Corporation shall revert to that number provided by the Bylaws. For the purpose of this paragraph, a director elected in the manner above provided to fill a vacancy in the number of Preferred Share Directors shall also be deemed to be a Preferred Share Director.

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         Further provisions concerning voting rights of the holders of the
Preferred Shares are contained in Sections 7 and 8 of this Part I and in Sections 1 and 3 of Part III, below.

         6. Restrictions on Dividends and Purchase of Shares. So long as any Preferred Shares shall be outstanding, no dividend (other than dividends payable in Common Shares) shall be paid or distribution shall be made on the Common Shares, nor shall any Common Shares be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of Common Shares received by the Corporation after January 1, 1970), nor shall any Preferred Shares be redeemed, purchased or otherwise acquired (for sinking fund purposes or otherwise) by the Corporation, except in accordance with a stock purchase offer (which may vary as to terms offered with respect to shares of different series but not with respect to shares of the same series) made to all holders of record of Preferred Shares, unless in each such case,

     (a) all dividends on all outstanding Preferred Shares for all past quarterly dividend periods shall have been paid and full dividends thereon for the then current quarterly dividend period declared and a sum sufficient for the payment thereof set apart; and

     (b) the Corporation shall not be in arrears in respect of any sinking fund obligation or obligation of a similar nature in respect of any series of Preferred Shares.

         7. Certain matters requiring consent of holders of two-thirds of Preferred Shares. So long as any Preferred Shares shall be outstanding, the Corporation shall not, without the consent of the holders of at least two-thirds of the Preferred Shares at the time outstanding, given in person or by proxy, either in writing or at a meeting called for the purpose:

     (a) adopt or effect any amendment to the Corporation's Articles of Incorporation or Bylaws, other than an amendment of the nature described under Section 8, below, which would adversely affect the rights or preferences of the Preferred Shares; provided, however, that if any such amendment shall adversely affect the rights or preferences of one or more, but not all, of the several series of Preferred Shares at the time outstanding, or shall unequally affect the rights or preferences of two or more of such series, the consent of the holders of at least two-thirds of the shares of each series adversely affected, similarly given, shall be required in lieu of the consent of the holders of two-thirds of the Preferred Shares; or

     (b) authorize any new class of shares which are senior to the Preferred Shares with respect to the payment of dividends or distributions on liquidation or dissolution.

         8. Certain matters requiring consent of holders of majority of all outstanding shares. The Corporation may increase the authorized number of Preferred Shares, or

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authorize any new class of shares which are on a parity with the Preferred
Shares with respect to the payment of dividends or distributions on liquidation or dissolution, by obtaining the affirmative vote, given in person or by proxy, of the holders of at least a majority of the then outstanding Common Shares and Preferred Shares, voting together and not by class.

                                II. Common Shares

         1. Junior to Preferred Shares. The Common Shares shall rank junior to the Preferred Shares with respect to payment of dividends and distributions on liquidation or dissolution.

         2. Voting Rights. At each meeting of shareholders of the Corporation, each holder of Common Shares shall be entitled to one vote for each such share, on each matter to come before the meeting, except as otherwise provided herein or by law.

         Further provisions concerning voting rights of the holders of Common Shares are contained in Sections 5 and 8 of Part I, above, and in Sections 1 and 3 of Part III below.

         3. Dividends. After all dividends upon all Preferred Shares for all previous quarterly dividend periods shall have been paid and full dividends thereon for the then current quarterly dividend period declared and a sum sufficient for the payment thereof set apart therefor, and after or concurrently with the setting aside of any and all amounts then or theretofore required to be set aside for any sinking fund obligation or obligation of a similar nature in respect of any series of Preferred Shares, then and not otherwise, and subject to any other applicable provisions of Part I hereof, dividends may be declared upon and paid to the holders of the Common Shares, to the exclusion of the holders of the Preferred Shares.

         4. Rights upon Liquidation. In the event of voluntary or involuntary liquidation or dissolution of the Corporation, after payment in full of amounts required to be paid to the holders of the Preferred Shares, the holders of the Common Shares shall be entitled, to the exclusion of the holders of the Preferred Shares, to share ratably in all remaining assets of the Corporation.

                                  III. General

         1. Except to the extent that a greater affirmative vote may be required by law, the vote of the shareholders for approval of any plan of merger or consolidation (excepting any plan of merger or consolidation for which no shareholder approval is required under the provisions of Pennsylvania law in effect at the time such action is taken); for authorization of any sale of all or substantially all of the Corporation's assets; or for

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adoption of any amendment of this Section 1 of Part III, must meet the following requirements:

     (a) There must be the affirmative vote (given in person or by proxy) of the holders of at least a majority of the then outstanding Common Shares and Preferred Shares, voting together and not by class; and

     (b) Of the shares (regardless of class) actually represented in person or by proxy at the particular meeting, there must be the affirmative vote of at least two-thirds, voting together and not by class.

         2. If a registered holder of shares of either class does not perfect his right to receive

     (a)  any dividends payable upon his shares, or

     (b) any redemption price due him for Preferred Shares called for redemption by the Corporation,

within three years after the date for determination of those entitled to receive such dividend or redemption price, then such holder shall have no further rights with respect to such dividend or redemption price which shall thereupon become the absolute property of the Corporation, its successors and assigns; provided, however, that the above provisions of this Section may be disregarded by the Board of Directors if and to the extent that counsel designated by the Board, who may be counsel regularly retained by the Corporation, shall advise the Board that such provisions may not be legally enforceable.

         3. Shareholders of the Corporation shall not be entitled to cumulative voting in the election of directors.

             IV. Provisions Regarding Certain Business Combinations

         1. General. In addition to any other requirements of these Restated Articles of Incorporation and applicable law, every Business Combination involving an Interested Shareholder must either be approved by a majority of the Disinterested Directors or be fair (within the meaning of Section 2 of this Part
IV) to the holders of the Protected Shares of the Corporation.

         2. Fairness Provisions. For purposes of Section 1 of Part IV, to be fair to the holders of Protected Shares of the Corporation, a Business Combination must meet all of the following conditions:

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         (a)  Minimum Value. The aggregate amount of the cash and the Fair
              Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of each class or series of outstanding Protected Shares regardless of whether the Interested Shareholder has previously acquired any shares of a particular class or series of Protected Shares shall be at least equal to the highest of the following:

              (i) if applicable, the Highest Per Share Price (including any brokerage commissions, transfer taxes and soliciting dealers'
                  fees) paid by the Interested Shareholder or any of its Affiliates or Associates for any shares of such class or series of Protected Shares acquired by the Interested Shareholder or any of its Affiliates or Associates (A) within the two year period immediately prior to the Announcement Date or (B) on the Determination Date, whichever is higher;

             (ii) if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Protected Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

            (iii) the Fair Market Value per share of such class or series of
                  Protected Shares on the Announcement Date or the Determination Date, whichever is higher.

     (b) Form of Consideration. The consideration to be received by holders of a particular class or series of outstanding Protected Shares shall be in cash or in the same form as the Interested Shareholder or any of its Affiliates or Associates has paid for shares of such class or series of Protected Shares prior to the Consummation Date. If the Interested Shareholder or any of its Affiliates or Associates has paid for shares of any class or series of Protected Shares with varying forms of consideration, the form of consideration to be received for such class or series of Protected Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Protected Shares previously acquired by it.

     (c)  Procedural Requirements.

              (i) Maintain Dividends. After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination, except as approved by a majority of the Disinterested Directors, there shall have been (A) no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Shares of the Corporation, (B)

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

                  no reduction in the annual rate of dividends paid on the Common Shares except as necessary to reflect any subdivision of the Common Shares, and (C) such increase in the annual rate of dividends paid on the Common Shares as was necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which had the effect of reducing the number of outstanding Common Shares.

             (ii) Acquisition of Additional Shares. After such Interested
                  Shareholder has become an Interested Shareholder and prior to the Consummation Date, neither such Interested Shareholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional Voting Shares at a price less than that provided for by paragraph (a) of Section 2 of this Part IV except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

            (iii) No Disproportionate Benefits. After such Interested
                  Shareholder has become an Interested Shareholder, neither such Interested Shareholder nor any of its Affiliates shall have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

             (iv) Furnish Information. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the Consummation Date (whether or not such proxy or information statement is required pursuant to such Act or any such subsequent provisions).

         3. Powers of Board of Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Part IV on the basis of the information known to them after reasonable inquiry, (a) the number of Voting Shares beneficially owned by any person, (b) whether a person is an Interested Shareholder or is an Affiliate or Associate of another person, (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph (c) of
Section 6 of this Part IV, (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination have, an aggregate Fair Market Value of $1,000,000 or more, and (e) whether the

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requirements of paragraph (a) of Section 2 of this Part IV have been met with respect to any Business Combination.

         4. No Effect on Fiduciary Obligations of Interested Shareholders. Nothing contained in this Part IV shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         5. Amendment, Repeal, Etc. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than 80% of the outstanding Voting Shares, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Part IV.

         6.  Definitions.  For the purposes of this Part IV:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 7, 1985.

     (b) "Announcement Date" means, with respect to any Business Combination, the date of the first public announcement of such Business Combination.

     (c)  A person shall be a "beneficial owner" of any Voting Shares:

              (i) which such person or any of its Affiliates or Associates owns, directly or indirectly; or

             (ii) which such person or any of its Affiliates or Associates has
                  (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

            (iii) which are owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such Voting Shares.

     (d)  "Board" means the Board of Directors of the Corporation.

     (e)  A "Business Combination" shall mean any one or more of the following:

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

              (i) any merger or consolidation of the Corporation or any
                  Subsidiary with or into (A) any Interested Shareholder or (B) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate of an Interested Shareholder; or

             (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

            (iii) the issuance or transfer by the Corporation or any
                  Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

             (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or an Affiliate of any Interested Shareholder; or

              (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity securities, or securities convertible into equity securities, of the Corporation or any Subsidiary, including, without limitation, any class or series of Protected Shares, which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

     (f) "Consummation Date" means, with respect to any Business Combination, the date on which such Business Combination is effected.

     (g) "Determination Date" means, with respect to any Interested Shareholder, the date on which such Interested Shareholder first became an Interested Shareholder.

     (h) "Disinterested Director" means any member of the Board who is not an Affiliate or Associate or nominee of the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is a member of the

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

         Board and who is not an Affiliate or Associate or a nominee of the Interested Shareholder and was recommended to succeed a Disinterested Director by a majority of Disinterested Directors on the Board at the time of such recommendation.

     (i) "Fair Market Value" means (A) in the case of stock, the highest closing sale price during the thirty day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on such Composite Tape, on the New York Stock Exchange, Inc., or, if such stock is not listed on the New York Stock Exchange, Inc., on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale (or bid, as the case may be) quotation with respect to a share of such stock during the thirty day period preceding the date in question as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith; and (B) in the case of property other than cash or stock the Fair Market Value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

     (j) References to "Highest Per Share Price" shall in each case with respect to any class of shares reflect an appropriate adjustment for any dividend or distribution in such shares or any share split, pro rata share distribution or reclassification of outstanding shares of such class into a greater number of shares of such class or any combination or reclassification of outstanding shares of such class into a smaller number of shares of such class.

     (k) "Interested Shareholder" shall mean, in respect of any Business Combination, any person (other than the Corporation) who or which, as of its Announcement Date, or on the day immediately prior to the Consummation Date:

              (i) is the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Shares; or

             (ii) is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Shares; or

            (iii) is an assignee of or has otherwise succeeded to any shares of Voting Shares of the Corporation which were at any time within the two year

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

                  period immediately prior to the date in question beneficially owned by any Interested Shareholder if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     (l) For the purposes of determining whether a person is an Interested Shareholder the number of Voting Shares deemed to be outstanding shall include shares deemed beneficially owned by the Interested Shareholder through application of paragraph (c) of Section 6 of this Part IV, but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

     (m) A "person" shall mean any individual, firm, partnership, joint venture, corporation or other entity.

     (n) "Protected Share" means Common Shares and all other classes of capital stock of the Corporation having, or which may have upon the happening of some contingency, the right to vote for the election of some or all of the directors of the Corporation, regardless of whether at the time in question such shares then have a present right to so vote.

     (o) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

     (p) "Voting Shares" means, at any time, all shares of capital stock of the Corporation entitled to vote generally in the election of directors.

     (q) In the event of any Business Combination in which the Corporation survives, the phrase "consideration to be received" as used in paragraph (b) of Section 2 of this Part IV shall include the Common Shares and/or the shares of any other class of outstanding Protected Shares retained by the holders of such shares.

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